Exhibit 99.1

FB Financial Corporation Reports Strong 2017 Second Quarter Results

Annualized loan growth of 14.8% and increased mortgage revenues drive solid earnings

NASHVILLE, Tenn.--(BUSINESS WIRE)--July 24, 2017--FB Financial Corporation (“FB Financial”) (NYSE: FBK), parent company of FirstBank, reported its results today for the second quarter of 2017.

President and CEO Christopher T. Holmes stated, “Our second quarter earnings were driven by outstanding annualized loan growth of 14.8% for the quarter and the healthy seasonal contribution from our mortgage operations. Along with the excellent growth, we continue to have solid asset quality and net interest margin results were at the top end of our expectations. Our team continues to execute our strategy of growing and serving our customer relationships while delivering shareholder value.”

For the quarter ended June 30, 2017, the Company reported net income of $11.2 million, or $0.43 per diluted common share, compared to $15.8 million, or $0.92 per diluted common share, for the second quarter of 2016 (equivalent to $10.6 million, or $0.62 per diluted common share, on a pro forma C-Corporation tax basis). Diluted earnings per share on a year over year basis declined primarily due to the increase in weighted average diluted shares from 17,180,000 in the second quarter of 2016 to 26,301,458 this quarter related to shares issued in the initial public offering, the recent private placement and related stock grants.

Adjusting net income for pre-tax, non-core net expenses outlined below totaling $2.8 million, or $1.7 million after tax, core net income was $12.9 million, or $0.49 per diluted common share, for the second quarter of 2017, compared to pro forma C-Corporation basis core net income of $13.2 million, or $0.77 per diluted common share for the second quarter of 2016.

Second Quarter Key Highlights

  Loans held for investment (HFI) grew to $1.97 billion, up 14.8% on a linked-quarter annualized basis, and up 12.6% over June 30, 2016
  Total deposits grew to $2.73 billion, up 3.9% on a linked-quarter annualized basis, and up 8.5% over June 30, 2016
  Net interest margin (NIM) (tax-equivalent basis) was 4.19% in the second quarter of 2017, from 4.28% in the first quarter of 2017; when excluding loan accretion, NIM was 4.08% in the second quarter of 2017 compared to 4.12% in the first quarter of 2017
  Consolidated efficiency ratio and core efficiency ratio of 74.4% and 70.2%, respectively, in the second quarter of 2017, driven by Banking Segment core efficiency ratio of 60.4%
  Received regulatory approvals for the pending acquisition of Clayton Bank and Trust and American City Bank from Clayton HC, Inc. (the “Clayton Banks”) which is currently expected to close at the end of July
  Raised $152.7 million in net proceeds from the sale of 4.8 million shares of common stock; increasing weighted average diluted shares to 26.3 million from 24.6 million on a linked-quarter basis

Financial Summary

	Reported Results		Non-GAAP Core Results*
	For the Three Months Ended June 30,
	2017	2016 (1)	2017	2016 (2)
Results of operations
Net income	$11,239	$10,576	$12,919	$13,151
Diluted earnings per share (EPS)	$0.43	$0.62	$0.49	$0.77
Diluted average shares outstanding	26,301,458	17,180,000	26,301,458	17,180,000
Total revenue	$66,084	$66,714	$67,833	$64,377
Return on average assets (ROAA)	1.40%	1.47%	1.61%	1.82%
Return on average equity (ROAE)	11.30%	16.37%	12.99%	20.36%
Return on average tangible common equity (ROTCE)*	12.96%	20.55%	14.90%	25.55%

*This measure is considered a non-GAAP financial measure. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables for a reconciliation and discussion of this non-GAAP measure.

(1) Prior to the IPO in the third quarter of 2016, the Company was an S corporation and did not incur federal income taxes. In conjunction with the IPO, the Company converted to a C corporation. These results are on a pro forma basis to reflect the results of the Company on a C corporation basis. Reported net income as an S corporation was $15,775 with diluted EPS of $0.92 while ROAA, ROAE and ROTCE were 2.19%, 24.42% and 30.64%, respectively.
(2) Core results are presented pro forma for conversion from S corporation to C corporation status.

During the second quarter of 2017 and 2016, as adjusted for in the preceding table, the Company recorded certain items impacting comparability between periods, as follows:

  $1.84 million net pre-tax charge related to the decrease in the fair value of mortgage servicing rights (MSRs) during the second quarter of 2017. MSR impairment resulted in a net pre-tax charge of $4.9 million for the second quarter of 2016;
  $62 thousand net pre-tax gain on sales of other real estate owned and other assets compared to a $0.3 million net pre-tax loss in the second quarter of 2016;
  $0.8 million pre-tax merger related charges associated with the pending acquisition of the Clayton Banks compared to $1.5 million pre-tax merger related charges for the second quarter of 2016;
  $29 thousand pre-tax gain on sale of securities compared to $2.6 million pre-tax gain for the second quarter of 2016; and
  $0.2 million net pre-tax loss on the sale of MSRs, net of related transaction expenses and hedging costs for the second quarter of 2017

Holmes continued, “We are extremely excited about the addition of customers and associates of the Clayton Banks to FirstBank. The relationship-based customer service cultures of each bank will blend well together and will expand the bank’s presence across Tennessee. We believe that the long-term value of this transaction will drive significant shareholder value in coming years.”

Customer-Focused Balance Sheet Growth Drives Interest Income and NIM

Loans held for investment at June 30, 2017, rose to $1.97 billion, an increase of $70.0 million, or 14.8% annualized, from March 31, 2017. Loans increased $220.7 million, or 12.6%, from June 30, 2016. Yields on loans held for investment were 5.17% for the second quarter of 2017 compared to 5.42% on a linked- quarter basis; of the 25 basis point quarter-over-quarter decrease, 22 basis points were related to lower accretion and lower loan origination and syndication fees.

Total deposits grew to $2.73 billion at June 30, 2017, an increase of $26.4 million, or 3.9% annualized, from March 31, 2017. Deposits increased $213.3 million, or 8.5%, from June 30, 2016. Noninterest-bearing deposit balances were 26.2% of total deposits at June 30, 2017, compared to 27.1% at June 30, 2016. Cost of total deposits was 0.34% for the second quarter of 2017, compared to 0.32% for the first quarter of 2017 and 0.28% for the second quarter of 2016.

Loans held for sale, generated by our mortgage operations, increased to $427.4 million at June 30, 2017, compared to $365.2 million at March 31, 2017, and $322.2 million at June 30, 2016.

Our NIM was 4.19% for the second quarter of 2017, compared to 4.28% and 4.40% for the first quarter of 2017 and second quarter of 2016, respectively, reflecting lower loan origination and syndication fees and accretion. Excluding accretion related to acquired loans, our NIM was 4.08% compared to 4.12% and 4.16% for the first quarter of 2017 and second quarter of 2016, respectively. Net interest income was $30.4 million for the second quarter of 2017, compared to $30.3 million for the first quarter of 2017 and $28.4 million for the second quarter of 2016.

“We achieved loan growth across our markets in the second quarter which resulted in annualized loan growth of 14.8%, a rate that exceeds our long-term expectations. We focus on the performance of our markets and are pleased to continue to utilize our balance sheet to meet the needs of our customers,” Holmes said.

Noninterest Income Stable

Noninterest income was $35.7 million for the second quarter of 2017, compared to $31.1 million for the first quarter of 2017 and $38.4 million for the second quarter of 2016.

Mortgage banking revenues were up 0.4% to $30.2 million for the second quarter of 2017, compared to $30.1 million for the same period in 2016 and $25.1 million for the first quarter of 2017. Net gains from mortgage sales increased 4.6% to $23.9 million for the second quarter of 2017, compared to $22.9 million for the same period in 2016. Mortgage interest rate lock commitments (IRLC) volume rose 47.4% to $2.16 billion during the second quarter compared to $1.46 billion in the same period in 2016 on mortgage loan sales of $1.54 billion and $939.8 million, respectively. Our mortgage loan IRLC pipeline increased from $449.0 million at March 31, 2017, to $546.5 million at June 30, 2017. Mortgage servicing revenue was $2.7 million for the second quarter of 2017, compared to $2.7 million for the same period in 2016 and $2.7 million for the first quarter of 2017.

Holmes commented, “Our mortgage team has continued to execute our overall strategic growth plan as we continue to focus on optimizing our lines of business and making adjustments where necessary. Our different channels are performing as expected, and we are optimistic about the second half of 2017.”

Noninterest Expenses Remain In-line

Noninterest expense was $49.1 million for the second quarter of 2017, compared to $50.6 million for the second quarter of 2016. Excluding the non-core items, discussed above, core noninterest expense was $48.1 million for the second quarter of 2017, compared to $44.1 million for the second quarter of 2016. The primary drivers of the change in noninterest expense were the impact of mortgage-related commissions and other costs associated with a 58.0% increase in mortgage loan closings over 2016.

Our efficiency ratio was 74.4% for the second quarter of 2017, compared to 75.8% for the second quarter of 2016. Our core efficiency ratio, which excludes the non-core items previously discussed, was 70.2% for the second quarter of 2017, compared to 67.9% for the second quarter of 2016. Our Banking Segment core efficiency ratio was 60.4% for the second quarter of 2017, compared to 63.1% for the second quarter of 2016, while our Mortgage Segment core efficiency ratio was 78.3% and 76.5%, respectively, for the same periods. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

“We continue to focus on balancing growth and cost efficiency and are pleased with our progress as we continue to see increases in our operating leverage. Upon realization of our expected 20% net cost savings from the Clayton Banks transaction, we expect to see additional improvement in our operating leverage in the Banking Segment,” commented James R. Gordon, Chief Financial Officer.

Continued Asset Quality Improvement

The allowance for loan losses equaled 1.18% of loans HFI at June 30, 2017, compared to 1.20% at March 31, 2017, and 1.36% at June 30, 2016. Net recoveries were $1.2 million, or 0.25%, compared to net recoveries of $1.4 million, or 0.31%, and $92 thousand, or 0.02%, for the first quarter of 2017 and the second quarter of 2016, respectively.

The provision for loan losses was a reversal of $0.9 million for the second quarter of 2017 compared to reversals of $0.3 million and $0.8 million for the first quarter of 2017 and the second quarter of 2016, respectively.

Nonperforming assets decreased to $19.5 million, or 0.58% of total assets, at June 30, 2017, from $22.7 million, or 0.78%, at June 30, 2016.

“We continue to have positive asset quality metrics driven by large recoveries of loans previously charged off. Our provision levels have been reduced for these recoveries leading to provision reversals,” commented Gordon.

Capital Strength for Future Growth

The Company ended the quarter with a shareholders’ equity to assets ratio and a tangible common equity to tangible assets ratio of 15.23% and 13.92%, respectively, and a book value per common share and tangible book value per common share of $17.59 and $15.83, respectively. This compares to 9.11% and 7.44% and $15.47 and $12.41, respectively, at June 30, 2016. Our common equity tier one ratio improved to 17.16% at June 30, 2017, from 8.30% at June 30, 2016. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

“Our capital ratios were positively impacted by the issuance of the 4.8 million shares of common stock completed during the quarter to fund the revised terms of the Clayton Banks transaction,” commented Gordon.

Summary

“We are pleased with our performance through the first half of 2017 and look forward to an exciting second half of 2017 with the addition of the Clayton Banks team,” Holmes concluded.

WEBCAST AND CONFERENCE CALL INFORMATION

The live broadcast of FB Financial Corporation’s conference call will begin at 8:00 a.m. CDT on Tuesday, July 25, 2017, and the earnings conference call will be broadcast live over the Internet at http://services.choruscall.com/links/fbk170725AWsp51Nq.html. An online replay will be available for twelve months approximately an hour following the conclusion of the live broadcast.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 45 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has over $3.3 billion in total assets.

SUPPLEMENTARY FINANCIAL INFORMATION AND EARNINGS PRESENTATION

Investors are encouraged to review this Earnings Release in conjunction with the Supplementary Financial Data and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release and the Supplementary Financial Data and Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (SEC) on July 24, 2017.

BUSINESS SEGMENT RESULTS

The Company has included its business segment financial tables as part of this release. A detailed discussion of the business segment results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and investors are encouraged to review that discussion in conjunction with this Earnings Release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through the Company’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking and mortgage industry and economy in general and the Company’s proposed acquisition of the Clayton Banks and the anticipated timing, benefits, cost, and financial impact thereof. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this Earnings Release including, without limitation, the risks and other factors set forth in the Company’s December 31, 2016, Form 10-K, filed with the SEC on March 31, 2017, under the captions “Cautionary note regarding forward-looking statements” and “Risk factors.” Many of these factors are beyond the Company’s ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES

This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. These non‐GAAP financial measures include, without limitation, pro forma core net income, pro forma core income tax expense, pro forma core diluted earnings per share, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), Banking segment core efficiency ratio (tax equivalent basis), Mortgage segment core efficiency ratio (tax equivalent basis), pro forma core return on average assets and equity and pro forma core total revenue. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non‐core in nature. The Company refers to these non‐GAAP measures as core measures. This Earnings Release also presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, pro forma return on average tangible common equity and pro forma core return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.

The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding our underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed herein when comparing such non-GAAP financial measures. The following tables provide a reconciliation of these measures to the most directly comparable GAAP financial measures.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and Percentages (%))

	2017		2016
	Second Quarter	First Quarter	Second Quarter
Statement of Income Data
Total interest income	$33,278	$32,889	$30,732
Total interest expense	2,851	2,638	2,374
Net interest income	30,427	30,251	28,358
Provision for loan losses	(865)	(257)	(789)
Total noninterest income	35,657	31,087	38,356
Total noninterest expense	49,136	46,417	50,595
Net income before income taxes	17,813	15,178	16,908
Income tax expense	6,574	5,425	1,133
Net income	$11,239	$9,753	$15,775
Net interest income (tax—equivalent basis)	$31,158	$30,963	$28,967
Pro forma net income (C-Corp basis)	$11,239	$9,753	$10,576
Pro forma core net income*	$12,919	$10,284	$13,151
Per Common Share
Diluted net income	$0.43	$0.40	$0.92
Pro forma net income- diluted (C Corp basis)	$0.43	$0.40	$0.62
Pro forma core net income - diluted*	$0.49	$0.42	$0.77
Book value	17.59	14.16	15.47
Tangible book value*	15.83	12.05	12.41
Weighted average number of shares-diluted	26,301,458	24,610,991	17,180,000
Period-end number of shares (a)	28,968,160	24,154,323	17,180,000
Selected Balance Sheet Data
Cash and due from banks	$59,112	$53,748	$52,122
Loans held for investment	1,970,974	1,900,995	1,750,304
Allowance for loan losses	(23,247)	(22,898)	(23,734)
Loans held for sale	427,416	365,173	322,249
Available-for-sale securities, fair value	553,357	567,886	550,307
Foreclosed real estate, net	6,370	6,811	9,902
Total assets	3,346,570	3,166,459	2,917,958
Total deposits	2,727,593	2,701,199	2,514,297
Borrowings	43,790	44,552	55,785
Total shareholders' equity	509,517	342,142	265,768
Selected Ratios
Return on average:
Assets	1.40%	1.25%	2.19%
Shareholders' equity	11.30%	11.87%	24.42%
Tangible common equity*	12.96%	14.03%	30.64%
Pro forma return on average (C-Corp basis):
Assets	1.40%	1.25%	1.47%
Shareholders' equity	11.30%	11.87%	16.37%
Tangible common equity*	12.96%	14.03%	20.55%
Average shareholders' equity to average assets	12.37%	10.50%	8.96%
Net interest margin (NIM) (tax-equivalent basis)	4.19%	4.28%	4.40%
Net interest margin excluding accretion (tax-equivalent basis) (c)	4.08%	4.12%	4.16%
Efficiency ratio (GAAP)	74.35%	75.67%	75.84%
Core efficiency ratio (tax-equivalent basis)*	70.18%	73.29%	67.92%
Loans held for investment to deposit ratio	72.26%	70.38%	69.61%
Total loan to deposit ratio	87.93%	83.89%	82.43%
Yield on interest-earning assets	4.57%	4.65%	4.74%
Cost of interest-bearing liabilities	0.55%	0.51%	0.46%
Cost of total deposits	0.34%	0.32%	0.28%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans held for investment	1.18%	1.20%	1.36%
Net recoveries (charge-off's) as a percentage of average total loans held for investment	0.25%	0.31%	0.02%
Nonperforming assets as a percentage of total assets (b)	0.58%	0.56%	0.78%
Preliminary capital ratios (Consolidated)
Shareholders' equity to assets	15.23%	10.81%	9.11%
Tangible common equity to tangible assets*	13.92%	9.34%	7.44%
Tier 1 capital (to average assets)	15.54%	10.46%	7.98%
Tier 1 capital (to risk-weighted assets)	18.28%	12.87%	9.57%
Total capital (to risk-weighted assets)	19.14%	13.76%	11.00%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	17.16%	11.69%	8.30%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables below for a reconciliation and discussion of these non-GAAP measures.

(a) Includes the 4,806,710 common shares issued effective June 1, 2017.
(b) Includes the $1.5 million of marketable equity securities in satisfaction of previously charged-off loan during the second quarter of 2017.
(c) Excludes accretion from acquired/purchased loans.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Pro forma core net income	Second Quarter	First Quarter	Second Quarter
Pre-tax net income	$17,813	$15,178	$16,908
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights	(1,840)	(501)	-
Less gain on sale of securities	29	1	2,591
Less gain (loss) on sales or write-downs of foreclosed and other assets	62	748	(254)
Noninterest expenses
Plus variable compensation charge related to cash settled equity awards	-	635	-
Plus merger and conversion	767	487	1,540
Plus impairment of mortgage servicing rights	-	-	4,914
Plus loss on sale of mortgage servicing rights	249	-	-
Pre tax core net income	$20,578	$16,052	$21,025
Pro forma core income tax expense	7,659	5,768	7,874
Pro forma core net income	$12,919	$10,284	$13,151
Weighted average common shares outstanding fully diluted	26,301,458	24,610,991	17,180,000

Pro forma core diluted earnings per share
Diluted earning per share	$0.43	$0.40	$0.92
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights	(0.07)	(0.02)	-
Less gain on sale of securities	0.00	0.00	0.15
Less gain (loss) on sales or write-downs of foreclosed and other assets	0.00	0.03	(0.01)

Noninterest expenses
Plus variable compensation charge related to cash settled equity awards	-	0.03	-
Plus merger and conversion	0.03	0.02	0.09
Plus impairment of mortgage servicing rights	-	-	0.29
Plus loss on sale of mortgage servicing rights	0.01	-	-
Tax effect	(0.0)	(0.0)	(0.39)
Pro forma core diluted earnings per share	$0.49	$0.42	$0.77

	2017		2016
Core efficiency ratio (tax-equivalent basis)	Second Quarter	First Quarter	Second Quarter
Total noninterest expense	$49,136	$46,417	$50,595
Less variable compensation charge related to cash settled equity awards	-	635	-
Less merger and conversion expenses	767	487	1,540
Less impairment of mortgage servicing rights	-	-	4,914
Less loss on sale of mortgage servicing rights	249	-	-
Core noninterest expense	$48,120	$45,295	$44,141
Net interest income (tax-equivalent basis)	31,158	30,963	28,967
Total noninterest income	35,657	31,087	38,356
Less change in fair value on mortgage servicing rights	(1,840)	(501)	-
Less gain (loss) on sales or write-downs of foreclosed and other assets	62	748	(254)
Less gain on sales of securities	29	1	2,591
Core noninterest income	37,406	30,839	36,019
Core revenue	$68,564	$61,802	$64,986
Efficiency ratio (GAAP)(1)	74.35%	75.67%	75.84%
Core efficiency ratio (tax-equivalent basis)	70.18%	73.29%	67.92%

(1) Efficiency ratio (GAAP) is calculated by dividing non-interest expense by total revenue

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Banking segment core efficiency ratio (tax equivalent)	Second Quarter	First Quarter	Second Quarter
Core noninterest expense	$48,120	$45,295	$44,141
Less Mortgage segment noninterest expense	19,802	17,670	22,451
Add impairment of mortgage servicing rights	-	-	4,914
Add loss on sale of mortgage servicing rights	249	-	-
Adjusted Banking segment noninterest expense	28,567	27,625	26,604
Adjusted core revenue	68,564	61,802	65,109
Less Mortgage segment noninterest income	23,121	19,414	22,918
Less change in fair value on mortgage servicing rights	(1,840)	(501)	-
Adjusted Banking segment total revenue	$47,283	$42,889	$42,191
Banking segment core efficiency ratio (tax-equivalent basis)	60.42%	64.41%	63.06%

Mortgage segment core efficiency ratio (tax equivalent)
Noninterest expense	$49,136	$46,417	$50,595
Less impairment of mortgage servicing rights	-	-	4,914
Less loss on sale of mortgage servicing rights	249	-	-
Less Banking segment noninterest expense	29,334	28,747	28,144
Adjusted Mortgage segment noninterest expense	$19,553	$17,670	$17,537
Total noninterest income	35,657	31,087	38,356
Less Banking segment noninterest income	12,536	11,673	15,438
Less change in fair value on mortgage servicing rights	(1,840)	(501)	-
Adjusted Mortgage segment total revenue	$24,961	$19,915	$22,918
Mortgage segment core efficiency ratio (tax-equivalent basis)	78.33%	88.73%	76.52%

	2017		2016
Tangible assets and equity	Second Quarter	First Quarter	Second Quarter
Tangible Assets
Total assets	$3,346,570	$3,166,459	$2,917,958
Less goodwill	46,867	46,867	46,867
Less core deposit intangibles	4,048	4,171	5,616
Tangible assets	$3,295,655	$3,115,421	$2,865,475
Tangible Common Equity
Total shareholders' equity	$509,517	$342,142	$265,768
Less goodwill	46,867	46,867	46,867
Less core deposit intangibles	4,048	4,171	5,616
Tangible common equity	$458,602	$291,104	$213,285
Common shares outstanding	28,968,160	24,154,323	17,180,000
Book value per common share	$17.59	$14.16	$15.47
Tangible book value per common share	$15.83	$12.05	$12.41
Total shareholders' equity to total assets	15.23%	10.81%	9.11%
Tangible common equity to tangible assets	13.92%	9.34%	7.44%
Net income	$11,239	$9,753	$15,775
Return on tangible common equity	9.83%	13.59%	29.75%

	2017		2016
Return on average tangible common equity	Second Quarter	First Quarter	Second Quarter
Total average shareholders' equity	$398,805	$333,178	$259,790
Less average goodwill	46,839	46,839	46,839
Less average core deposit intangibles	4,124	4,353	5,912
Average tangible common equity	$347,842	$281,986	$207,039
Net income	$11,239	$9,753	$15,775
Return on average tangible common equity	12.96%	14.03%	30.64%

	2017		2016
Pro forma return on average tangible common equity	Second Quarter	First Quarter	Second Quarter
Average tangible common equity	$347,842	$281,986	$207,039
Pro forma net income	$11,239	$9,753	$10,576
Pro forma return on average tangible common equity	12.96%	14.03%	20.55%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Pro forma core return on average tangible equity	Second Quarter	First Quarter	Second Quarter
Pre-tax pro forma net income	$17,813	$15,178	$16,908
Adjustments:
Add non-core items	2,765	874	4,117
Less pro forma core income tax expense	7,659	5,768	7,874
Pro forma core net income	$12,919	$10,284	$13,151
Pro forma core return on average tangible common equity	14.90%	14.79%	25.55%

	2017		2016
Pro forma core return on average assets and equity	Second Quarter	First Quarter	Second Quarter
Net income	$11,239	$9,753	$15,775
Average assets	3,224,783	3,172,149	2,900,074
Average equity	398,805	333,178	259,790
Return on average assets	1.40%	1.25%	2.19%
Return on average equity	11.30%	11.87%	24.42%
Pro forma core net income	12,919	10,284	13,151
Pro forma core return on average assets	1.61%	1.31%	1.82%
Pro forma core return on average equity	12.99%	12.52%	20.36%

	2017		2016
Pro forma core total revenue	Second Quarter	First Quarter	Second Quarter
Net interest income	$30,427	$30,251	$28,358
Noninterest income	35,657	31,087	38,356
Less adjustments:
Change in fair value of mortgage servicing rights	(1,840)	(501)	-
Gain on sale of securities	29	1	2,591
Gain (loss) on sales or write-downs of foreclosed and other assets	62	748	(254)
Pro forma core total revenue	$67,833	$61,090	$64,377

CONTACT:
FB Financial Corporation
Media Contact:
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com
or
Financial Contact:
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com